Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of July, 2011, by and among the parties listed on Schedule I attached hereto (collectively, the “Wynnefield Group”, and individually, a “member” of the Wynnefield Group) and CROWN CRAFTS, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company is scheduled to hold its 2011 annual meeting of stockholders on August 9, 2011 (including any adjournments or postponements thereof, the “2011 Annual Meeting”);

WHEREAS, the Wynnefield Group beneficially owns in the aggregate 1,573,573 shares of the Company’s Series A Common Stock, par value $0.01 per share (such class of common stock being referred to herein as “Common Stock”);

WHEREAS, the Wynnefield Group has provided notice to the Company of its intention to nominate Patricia Stensrud (the “Wynnefield Nominee”) to the board of directors of the Company (the “Board”) at the 2011 Annual Meeting and to communicate with stockholders of the Company in connection with the election of directors of the Company at the 2011 Annual Meeting and has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to its intention to solicit proxies to elect the Wynnefield Nominee to the Board; and

WHEREAS, the parties hereto agree that it is in the best interests of all stockholders of the Company for the Company and the Wynnefield Group to come to an amicable agreement with respect to the matters addressed herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Covenants of the Company.

(a)           The Company agrees to (i) include the Wynnefield Nominee together with Donald Ratajczak (the “Company Nominee”) in its slate of nominees for election as Class III directors of the Company in the Company’s definitive proxy statement to be filed with SEC with respect to the 2011 Annual Meeting, (ii) use its reasonable best efforts to cause the election of the Wynnefield Nominee to the Board at the 2011 Annual Meeting (including, without limitation, recommending that the Company’s stockholders vote in favor of the election of the Wynnefield Nominee in the Company’s proxy statement with respect to the 2011 Annual Meeting), and (iii) use its best efforts to hold the 2011 Annual Meeting on or before August 9, 2011.

(b)           The Company shall not, and shall cause its directors, officers and other representatives not to, prior to or at the 2011 Annual Meeting, (i) increase the size of the Board to more than seven (7) directors, (ii) create any new class of directors of the Board, or (iii) otherwise amend the Company’s bylaws or certificate of incorporation for the purpose of accomplishing any of the foregoing.

(c)           The Company represents that each of the members of the Board has confirmed to the Company that he has no intention of resigning from the Board as a result of the election of the Wynnefield Nominee to the Board at the 2011 Annual Meeting.

2.           Covenants of the Wynnefield Group.

(a)           Wynnefield Partners Small Cap Value, L.P. hereby withdraws its letter to the Company dated June 3, 2011, requesting the opportunity to inspect and review certain books and records of the Company, and its letter to the Company dated May 27, 2011, providing notice to the Company of its intention to nominate the Wynnefield Nominee for election as a director of the Company at the 2011 Annual Meeting (the “Stockholder Nomination”).  Except as permitted herein, the Wynnefield Group shall immediately cease all efforts, direct or indirect, in furtherance of the Stockholder Nomination and any related solicitation.

(b)           Each member of the Wynnefield Group shall cause all shares of Common Stock beneficially owned, directly or indirectly, by such member as of the record date for the 2011 Annual Meeting to be present for quorum purposes and to be voted, at the 2011 Annual Meeting in favor of the Company Nominee and the Wynnefield Nominee for election at the 2011 Annual Meeting.

3.           Press Release.  The parties agree to issue a joint press release announcing the parties’ resolution of the matters addressed in this Agreement, in the form annexed hereto as Exhibit A.

4.           Specific Performance; Attorneys’ Fees.  Each of the Company, on the one hand, and the members of the Wynnefield Group, on the other hand, acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to seek specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches or threatened breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.  In the event either party institutes any legal action to enforce such party’s rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including, without limitation, reasonable attorneys’ fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

5.           Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of law rules that would otherwise cause the application of the laws of any other state.

(b)           The parties to this Agreement agree that any suit, action or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought only in a federal court located in Delaware or in any Delaware state court, and each party irrevocably consents to the jurisdiction of such courts (and of the appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives any objection it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)           If at any time subsequent to the date hereof any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement, provided that the provision determined to be unenforceable shall not deprive any party hereto of the substantial benefits of this Agreement.  Neither party hereto shall directly or indirectly institute any proceeding questioning the enforceability of this Agreement or any provision hereof.

(d)           This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby, and this Agreement may be amended only by an agreement in writing executed by all parties hereto.  Any of the terms, covenants and conditions of this Agreement may be waived at any time by the party entitled to the benefit of such term, covenant or condition.

(e)           Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(f)           For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.  Executed counterparts may be delivered by facsimile transmission or in portable document format.

(g)           All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed given upon (i) the transmitter’s confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand, or (iii) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Crown Crafts, Inc.
916 S. Burnside Avenue
Gonzales, Louisiana  70737
Attention:  Mr. E. Randall Chestnut
Facsimile:  (225) 647-9112

with a copy to (which shall not constitute notice):

Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, NE
Atlanta, Georgia  30303
Attention:  Steven E. Fox, Esq.
Facsimile:  (404) 230-0938

If to any member of the Wynnefield Group, to:

Wynnefield Partners Small Cap Value, L.P.
450 Seventh Avenue, Suite 509
New York, New York  10123
Attention:  Mr. Nelson Obus
Facsimile:  (212) 760-0824

with a copy to (which shall not constitute notice):

Kane Kessler PC
1350 Avenue of the Americas
New York, New York 10019
Attention:  Jeffrey S. Tullman, Esq.
Facsimile:  (212) 245-3009

(h)           This Agreement and all the provisions hereof are binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party.  Nothing in this Agreement, whether expressed or implied, may be construed to give any person or entity other than the parties any legal or equitable right, remedy or claim under or in respect of this Agreement.

(i)           Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

CROWN CRAFTS, INC.

By:	/s/ E. Randall Chestnut
E. Randall Chestnut, Chairman of the Board, President and Chief Executive Officer

[Signatures continue on following pages.]

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

By:	Wynnefield Capital Management, LLC, its general partner

	By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

By:	Wynnefield Capital Management, LLC, its general partner

	By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

By:	Wynnefield Capital, Inc.

	By:	/s/ Nelson Obus
Nelson Obus, President

WYNNEFIELD CAPITAL MANAGEMENT, LLC

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD CAPITAL, INC.

By:	/s/ Nelson Obus
Nelson Obus, President

CHANNEL PARTNERSHIP II, L.P.

By:	/s/ Nelson Obus
Nelson Obus, General Partner

WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN

By:	/s/ Nelson Obus
Nelson Obus, Portfolio Manager

/s/ Nelson Obus
NELSON OBUS

/s/ Joshua H. Landes
JOSHUA H. LANDES

Schedule I

Wynnefield Partners Small Cap Value, L.P.

Wynnefield Partners Small Cap Value, L.P. I

Wynnefield Small Cap Value Offshore Fund, Ltd.

Wynnefield Capital Management, LLC

Wynnefield Capital, Inc.

Channel Partnership II, L.P.

Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan

Nelson Obus

Joshua H. Landes

Exhibit A

July 15, 2011

Crown Crafts Reaches Agreement with
the Wynnefield Group Regarding Director Nominations

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported that it has reached an agreement with the Company’s largest stockholder, Wynnefield Partners Small Cap Value, L.P. and certain of its affiliates (collectively, the “Wynnefield Group”), regarding the slate of directors to be nominated for election at the Company’s 2011 annual meeting of stockholders, scheduled for Tuesday, August 9, 2011.

Under the terms of the agreement, Patricia Stensrud will be included on the Company’s slate of nominees for election as Class III directors.  Joining Ms. Stensrud for election to the Board will be Dr. Donald Ratajczak, who has served on the Board since 2001.  Pursuant to the agreement, the Wynnefield Group has agreed to discontinue its own proxy solicitation in connection with the annual meeting and vote its shares of the Company’s common stock in favor of the Company’s nominees.  As part of the settlement, Joseph Kling, currently a Class III director whose term expires at the annual meeting, is not being re-nominated to the board.

“We are pleased to have reached an amicable settlement with the Wynnefield Group and, thus, avoid another costly and distracting proxy fight with them,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer.  “We sincerely thank Joe Kling for his insight and counsel over the years. During his tenure with us, he was a strong contributor to our independent Board and a driving force in our international expansion efforts. At the same time, we welcome Patricia Stensrud, who we believe will be a valuable addition to the Company’s Board.  We look forward to having the opportunity to work closely with her as we continue to execute our strategic initiatives,” said Chestnut.

Nelson Obus, President of Wynnefield Capital, said, “We are extremely happy that the Board has agreed to nominate Ms. Stensrud.  Accordingly, we are terminating our proxy solicitation efforts.  Her strong background in businesses that relate to Crown Crafts’ areas of endeavor will bring fresh thinking and new ideas to the Board, which should benefit all stockholders.”

916 S. Burnside Avenue   *   PO Box 1028   *   Gonzales, LA   70707-1028   *   (225) 647-9100  *   Fax (225) 647-9104

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding and blankets; nursery and bath accessories; reusable and disposable bibs and floor mats; burp cloths; room décor; and disposable placemats, toilet seat covers and changing mats.  The Company’s operating subsidiaries include Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana.  Crown Crafts is America’s largest producer of infant bedding, bibs and bath items.  The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.  The latest news about Crown Crafts can be found at www.crowncrafts.com.

About the Wynnefield Group

The Wynnefield Group is Crown Crafts’ largest stockholder, holding approximately 16% of the Company’s outstanding common stock.  Established in 1992, the Wynnefield Group includes several affiliates of Wynnefield Capital, Inc., a value investor specializing in U.S. small cap situations that have company- or industry-specific catalysts.

Contact:

Olivia Elliott
Vice President and Chief Financial Officer
225-647-9124
e-mail to:  oelliott@crowncrafts.com

or

Halliburton Investor Relations
972- 458-8000